Exhibit 10.5

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This is Amendment No. 1 (the “Amendment”) to the Employment Letter Agreement by and between SITEL Worldwide Corporation, formerly known as “ClientLogic Corporation” (the “Company”), and David Garner (“Employee”). This Amendment is effective January 1, 2005 (the “Effective Date”), but actually made in 2008 on the date(s) set forth below.

Recitals

A.        The Company and Employee entered into an employment letter agreement dated September 25, 2003 (the “Employment Agreement”).

B.        The Company and Employee now mutually desire to amend the Employment Agreement to ensure that it complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final Treasury Regulations promulgated thereunder.

C.        The parties intend that except as expressly amended by this Amendment to Employment Agreement, the Employment Agreement shall remain in full force and effect. Further, this Amendment shall form a part of the Employment Agreement for all purposes and the Employment Agreement and this Amendment shall be read together.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the sufficiency of which is specifically acknowledged by the Company and Employee, it is agreed as follows:

Agreements

1.        Section 3.(b) of the Employment Agreement is amended to add the following sentence at the end of Subsection (b):

Any bonus earned for a calendar year shall be paid in the following calendar year, except that following your Date of Termination (as defined in Section 6), including any Outstanding Amount that is attributable to bonus pay that is owed following your Termination of Employment;

2.        The first paragraph of Section 6 of the Agreement is hereby replaced with the following two paragraphs:

If your employment is terminated by the Company Without Cause, you shall be entitled to (i) any accrued but unpaid portion of your Base Salary; (ii) any declared but unpaid portion of your Bonus; and (iii) any reimbursement of expenses properly incurred in the course of your employment by the Company (collectively referred to herein as your

“Outstanding Amounts”), up to the effective date of the termination of your employment by the Company (the “Date of Termination”). In such event, the Company shall also pay to you, as liquidated damages, a lump sum equal to 12 months of your Base Salary (the “Severance Payment”). This lump sum payment will be made 30 days after your Date of Termination.

“Date of Termination” means the date you and the Company reasonably anticipate that (i) you will not perform any further services for the Company or any other entity considered a single employer with the Company under Section 414(b) or (c) of the Internal Revenue Code (the “Employer Group”)(but substituting 50% for 80% in the application thereof), or (ii) the level of bona fide services you will perform for the Employer Group after that date will permanently decrease to less than 50% of the average level of bona fide services performed over the previous 36 months. For this purpose, service performed as an employee or as an independent contractor is counted, except that service as a member of the board of directors of an Employer Group entity is not counted unless termination benefits under this Agreement are aggregated with benefits under any other Employer Group plan or agreement in which you also participate as a director. You will not be treated as having a termination of your employment while you are on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which you have has a reemployment right under statute or contract. If a bona fide leave of absence extends beyond six months, your employment will be considered to terminate on the first day after the end of such six month period, or on the day after your statutory or contractual reemployment right lapses, if later. The Company will determine when your Date of Termination occurs based on all relevant facts and circumstances, in accordance with Treasury Regulation Section 1.409A-1(h), including 1.409A-1(h)(4) regarding whether an asset sale results in termination of your employment hereunder.

3.        A new final paragraph is added to Section 6 of the Employment Agreement to reads as follows:

Notwithstanding anything herein to the contrary, if you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) (or any successor thereto) on your Date of Termination, any Severance Payment that is in excess of the amount that qualifies as separation pay under Treasury Regulation Section 1.409A-1(b)(9) shall not begin to be paid until six months after your Date of Termination, and at that time, you will receive in one lump sum payment all of the Severance Payment that would have been paid to you during the first six months following your Date of Termination. The Company shall determine, consistent with any guidance issued under Code Section 409A, the portion of Severance Payments that are required to be delayed, if any.

4.        The following new subsection (h) is added to Section 8 of the Employment Agreement:

(h)      The Company and you agree and confirm that this Agreement is intended by both parties to provide for compensation that is exempt from Code Section 409A as separation pay (up to the Code Section 409A limit), and to be compliant with Code Section 409A with respect to additional severance compensation and bonus compensation. This Agreement shall be interpreted, construed, and administered in accordance with this agreed intent, provided that the Company does not promise or warrant any tax treatment of compensation hereunder. This Agreement shall not be amended or terminated in a manner that would accelerate or delay payment of severance pay or bonus pay except as permitted under Treasury Regulations under Code Section 409A.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Employment Agreement as of the Effective Date but actually on the date(s) stated below.

SITEL WORLDWIDE CORPORATION

By	/s/ Seth Mersky

Name:	SETH M. MERSKY

Title:	CHAIRMAN

EMPLOYEE

/s/ David Garner
David Garner

September 25, 2003

Personal and Confidential

David Garner

716 Fields Lane

Simpsonville, KY 40067

Dear David:

This letter sets forth the terms and conditions upon which ClientLogic Corporation (the “Company”) offers to employ you as the President and Chief Executive Officer of the Company.

1.	Duties and Responsibilities

You will be employed as the President and Chief Executive Officer of the Company and, subject always to the control and direction of the board of directors of the Company (the “Board”), will be responsible for providing the vision, strategic direction and overall management of the Company. You will also be entitled to be nominated for election as a director of the Company for so long as you are an employee of the Company.

You will perform, in accordance with the Company’s corporate governance practices from time to time, such executive and managerial duties and responsibilities and will have such management authority in respect of the Company as are consistent with the duties, responsibilities and management authority customarily assumed by the chief executive officer of a company of the size, nature and type of the Company. You will report directly to the Board and your duties and responsibilities will include those assigned to you by the Board from time to time, consistent with your position as President and Chief Executive Officer of the Company. You will also be responsible for the management and supervision of the Chief Financial Officer, Chief Operating Officer and other senior officers of the Company and its subsidiaries, subject always to the approval of the Board as to matters relating to the hiring and/or termination of such senior management personnel.

You agree that your employment with the Company shall be full-time and exclusive. For so long as you remain employed by the Company, you agree that you will (i) devote substantially all of your business time and attention and all your skill and ability to promote the interests and goodwill of the Company, (ii) carry out your duties in a competent and professional manner, and (iii) act honestly, in good faith and in the best interests of the Company and exercise the degree of diligence and responsibility that a person holding the position of President and Chief Executive Officer of the Company would reasonably be expected to exercise in similar circumstances.

2.	Term

The initial term (the “Initial Term”) of your employment by the Company will commence on September 25, 2003 (the “Effective Date”) and continue for a period of three (3) years from the Effective Date, unless terminated earlier in accordance with this Agreement. At the end of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms until your employment is terminated in accordance with Section 5 (any such renewal term or terms together with the Initial Term are referred to herein collectively as the “Term”).

3.	Compensation

Set out below are the compensation and benefits to which you will be entitled as full compensation and consideration for the performance of the services to be rendered by you in connection with your employment by the Company:

(a)    Base Salary. Your salary will be $400,000 per annum, which will be payable in accordance with the usual practices of the Company (referred to herein as your “Base Salary”);

(b)    Annual Bonus. In addition to your Base Salary, you will be eligible for a bonus (referred to herein as your “Bonus”) in respect of each fiscal year of the Company, which will be payable in the sole and absolute discretion of the Board; provided, however, that you will be paid a Bonus of not less than $250,000 for each full fiscal year (pro rated where you are an employee of the Company for only part of any year), unless the Company has notified you by not later than 60 days following the commencement of any fiscal year that such minimum Bonus arrangement will be terminated;

(c)    Benefit Plans. You shall be entitled to participate in all benefit plans available to senior executives of the Company, including medical, dental, life insurance and retirement plans, in accordance with the terms of such plans in effect from time to time; and

(d)    Vacation. You shall be entitled to five weeks paid vacation per calendar year to be taken at such time or at such times as are mutually agreeable between you and the Company.

You acknowledge and agree that the Company shall be entitled to make such deductions and withholdings from your compensation as may be required by law and as may be required by your participation in or receipt of any benefit plan contemplated hereby.

The Company will reimburse you for all reasonable and necessary business or entertainment expenses incurred in the performance of your duties and responsibilities hereunder upon presentation to the Company of any invoices, expense statements, vouchers and/or other such supporting documentation or information as the Company may request in accordance with its usual practices from time to time.

4.	Stock Loan

In connection with your acceptance of employment by the Company, you will be entitled to purchase from the Company 869,565 shares of Common Stock (the “Initial Acquired Stock”) at a purchase price of $2.30 per share (for an aggregate purchase price of approximately $2,000,000). The Company will lend to you (the “Bridge Loan”) up to $1.75 million (but not less than $250,000) which shall be applied against the total purchase price for the Initial Acquired Stock; the remaining portion of the purchase price not funded with the proceeds of the Bridge Loan will be payable by you in cash at the time of purchase. The Bridge Loan will mature and be repayable on December 31, 2003 and will otherwise be made on terms and conditions substantially the same as those for the Stock Loan (as described below).

If you elect to purchase all (but not less than all) of the Initial Acquired Stock you are entitled to acquire in accordance with the foregoing paragraph, the Company will make or cause to be made available to you a loan (the “Stock Loan”) in the principal amount of $6,400,000 (the “Loan Amount”) solely for the purpose of purchasing up to an additional 2,782,607 shares of Common Stock (the “Additional Stock”) at the same purchase price (which, together with the other Common Stock acquired by you, is equivalent to approximately 4% of the total number of shares of Common Stock outstanding as at the date of this Agreement). The Stock Loan will be made to you on and subject to the following terms and conditions:

(a)

amounts outstanding under the Stock Loan will bear interest, both before and after default or judgment, at a rate of 4% per annum. Interest shall be payable by you in cash within five days of the end of each calendar year during the Term;

(b)

the entire amount of the Stock Loan and all accrued and unpaid interest thereon shall be immediately repayable upon the earliest to occur of (i) any sale, exchange or disposition of shares of Common Stock by you (whether in connection with a merger, acquisition, arrangement, recapitalization, reorganization or other transaction involving the Company), (ii) the sale of all or substantially all the assets of the Company or any liquidation, dissolution or winding-up of the Company, and (iii) the seventh anniversary of the date on which amounts are first advanced under the Stock Loan;

(c)

upon (i) the termination of your employment by the Company for any reason, (ii) the taking of any step by you or any other person in connection with your bankruptcy or insolvency, (iii) any failure to pay any Interest when due and payable or (iv) any other default under the Stock Loan, the Loan Amount and all accrued and unpaid Interest thereon shall become immediately due and payable upon demand; and

(d)	the Company’s sole recourse for any failure by you to repay the Stock Loan and any Interest when due shall be against the Common Stock beneficially owned by you and the Company shall not have any recourse for the payment of such amounts against you personally or your other assets or property.

The Stock Loan will be subject to additional terms and conditions to be included in a definitive loan agreement to be entered into by you and the Company at the time of the making of the Stock Loan.

In connection with your acquisition of any shares of Common Stock, you shall be required, as a condition precedent to your acquisition of such shares, to enter into the Stockholders Agreement relating to the Company.

For purposes of this Agreement, “Common Stock” means the shares of common stock of the Company and includes any shares into which such shares may be changed, converted, subdivided, consolidated or converted and any shares received by the holders of shares of common stock of the Company upon the completion of any reorganization, merger, consolidation or other similar transaction.

5.	Termination

You agree that this Agreement and your employment by the Company shall immediately terminate upon your death and may otherwise be terminated:

(a)	by the Company, immediately at any time for any reason and without Cause (referred to herein as “Without Cause”);

(b)	by the Company, immediately at any time for Cause;

(c)

by the Company, as a result of your Disability, and you agree to cooperate in all respects with the Company if a question arises as to whether you have become Disabled, including authorizing your medical doctor or other health care specialist to discuss your condition with the Company and submitting to examination by a medical doctor or other health care specialist selected by the Company; or

(d)	by you, from and after the end of the Initial Term by giving notice to the Company at least six months prior to the effective date of the termination.

For the purposes of this Agreement, the following terms have the meaning set out below:

“Disability” and “Disabled” mean your inability to perform your duties and responsibilities hereunder by reason of illness, disease, mental or physical disability or incapacity (from any cause or causes whatsoever) for a period of 120 consecutive days or 160 non-consecutive days within any 12 month period hereunder; and

“Cause” means (a) your breach of this Agreement or any other written agreement between you and the Company, (b) your conviction, whether following trial or by plea of guilty or no contest, to any felony or any other crime involving moral turpitude, dishonesty, fraud, embezzling, bribery, false or misleading statements, extortion or theft, (c) your breach of any prohibition or restriction in applicable securities laws regarding “insider trading” or similar matters, (d) your material breach of any Company policy in effect from time to time, (e) your engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company, or (f) your engaging in any conduct detrimental to the Company.

6.	Termination Entitlements

If your employment is terminated by the Company Without Cause, you shall be entitled to (i) any accrued but unpaid portion of your Base Salary, (ii) any declared but unpaid portion of your Bonus, and (iii) any reimbursement of expenses properly incurred in the course of your employment by the Company (collectively referred to herein as your “Outstanding Amounts”), up to the effective date of the termination of your employment by the Company (the “Date of Termination”). In such event, the Company shall also pay to you, as liquidated damages, a lump sum equal to the lesser of (a) 12 months of your Base Salary and (b) the amount of your Base Salary that would otherwise be payable to you over the remainder of the Term.

If your employment hereunder terminates or is terminated by the Company for any reason other than Without Cause (including by reason of your death or Disability), you shall not be entitled to any severance, payment in lieu of notice of termination or similar payment in respect of such termination other than any Outstanding Amounts payable to you up to the Date of Termination.

Any benefits to which you or your beneficiaries may be entitled under any benefit plans in which you participate by reason of your employment with the Company shall be determined as of the Date of Termination in accordance with the terms of such plans, and you and your beneficiaries shall cease to accrue any benefits under such benefit plans from and after the Date of Termination.

If your employment is terminated by the Company Without Cause or if your employment terminates as a result of your death or Disability (but not, for certainty, if your employment by the Company terminates as a result of your resignation or for any other reason), you (or your estate) shall be entitled to require the Company, by notice in writing (a “Put Notice”) given to the Company not more than 60 days following the effective date of your termination, to repurchase all (but not less than all) of the Initial Acquired Stock then beneficially owned by you (the “Put Stock”) (but not, for certainty, any Additional Stock) for a purchase price equal to its fair market value. For purposes of determining the number of shares of the Initial Acquired Stock beneficially owned by you at the time of the termination of your employment by the Company, you shall be deemed, in connection with any prior disposition by you of shares of Common Stock, to have disposed of the shares of Initial Acquired Stock before disposing of any of the shares of the Additional Stock or any other shares of Common Stock beneficially owned by you.

In the event of the delivery of a Put Notice, the fair market value of the Put Stock shall be determined by the Board within 30 days of the receipt of the Put Notice by the Company and the Company shall promptly thereafter advise you (or your estate) of the Board’s determination. If you (or your estate) object to the Board’s determination as to the fair market value of the Put Stock, you (or your estate) shall be required to advise the Company of the objection by notice in writing given within 10 days of your receipt of notice of the Board’s determination. If a notice of objection is not given in accordance with the foregoing, you shall be deemed to have accepted and agreed with the Board’s determination of the fair market value of the Put Stock. If you and the Company fail to agree on the fair market value of the Put Stock within 10 business days after the receipt by the Company of notice of your objection, you and the Company shall as soon as practicable jointly appoint an arbitrator (who shall be an employee of an accredited business valuator or investment bank) who shall determine the fair market value of the Put Stock. The Company will provide the arbitrator with such information as to the Company as the arbitrator may reasonably require in order to determine the fair market value of the Put Stock. The arbitrator shall deliver his report to the Company and you as soon as practicable and, in any event, within 30 days of his appointment. If the fair market value of the Put Stock is determined by the arbitrator to be 10% or more than the fair market value as determined by the Board, the arbitrator’s determination shall be conclusive, final and binding on the parties and the Company shall pay all of the fees and expenses of the arbitrator. In all other circumstances, the Board’s determination as to the fair market value of the Put Stock shall be conclusive, final and binding on the parties and you shall be liable for payment of all fees and expenses of the arbitrator.

Notwithstanding the foregoing paragraph, the fair market value for the Put Stock shall be, for purposes of determining the purchase price to be paid by the Company for the Put Stock, not less than $2.30 per share (the “Floor Price”) if the EBITDA for the Company for its most recently ended four-quarter fiscal year is not less than 110% of the EBITDA of the Company for its fiscal year ended December 31, 2002. Notwithstanding the foregoing, the Floor Price shall be subject to adjustment in such manner as may be determined by the Board if at any time during the Term there has been any material increase in (i) the fully-diluted number of shares of Common Stock outstanding or (ii) the consolidated indebtedness (including capitalized leases and other long-term liabilities) of the Company.

For purposes of this Agreement, “EBITDA” means, for any fiscal year of the Company, an amount equal to the Company’s net income or net loss for such fiscal year, calculated on a consolidated basis in accordance with generally accepted accounting principles (but excluding any extraordinary, non-recurring or unusual items) plus, without duplication and to the extent reflected as a charge in calculating net income or net loss:

(a)	the aggregate of all depreciation, amortization and other like reductions to the net income of the Company not requiring an outlay of cash;

(b)	interest expense and charges; and

(c)	the aggregate of all amounts in respect or current or future taxes.

Other than as provided in this Section 6, you agree that you (and your estate, if applicable) shall have no claim whatsoever against the Company or any other person for damages, remuneration or otherwise arising out of or relating to any termination of your employment by the Company. You specifically agree to execute a formal release document to that effect and shall deliver appropriate resignations from all offices and positions with the Company and any other subsidiary of the Company if and when requested by the Board following any termination of your employment by the Company.

You agree that the amounts payable pursuant to this Section 6 upon termination of this Agreement and your employment hereunder shall be reduced by the amount of any payments which the Company is obligated to make to you by reason of such termination pursuant to applicable employment standards legislation.

7.	Confidentiality, Non-Competition and Non-Solicitation

(a)	Acknowledgment. You acknowledge and agree that:

(i)

in the course of performing your duties and responsibilities hereunder, you will have access to and will be entrusted with detailed confidential or proprietary information and trade secrets concerning the Company and its current or future subsidiaries, affiliates or associates, the disclosure of any of which to competitors of the Company or to the general public, or the use of same by you outside your employment or any competitor of the Company, would be highly detrimental to the interests of the Company and may result in irreparable injury to the Company which could not be adequately compensated by monetary damages;

(ii)

in the course of performing your duties and responsibilities hereunder, you will be a representative of the Company and it subsidiaries to third parties and as such will have significant responsibility for maintaining and enhancing the goodwill of the Company and such subsidiaries with such parties;

(iii)	as an officer of the Company, you owe fiduciary duties to the Company, including to act in the best interests of the Company; and

(iv)

the right to maintain the confidentiality of such confidential and proprietary information, the right to preserve the goodwill of the Company and the right to the benefit of any relationships with third parties that have developed by virtue of your employment hereunder constitute proprietary rights of the Company which it is entitled to protect.

In acknowledgement of the matters described above and in consideration of the payments and other benefits to be received by you pursuant to this Agreement, you agree to comply with the covenants and restrictions set out in this Section 7.

(b)    Confidential Information. You agree that you shall during the Term and at all times after the Date of Termination maintain the confidentiality of all confidential and proprietary information concerning the Company or its subsidiaries, affiliates or associates and will not use any of the said information you may acquire in respect of the business and affairs of the Company or its subsidiaries, affiliates or associates for your own purposes, or for any purpose other than those of the Company until the date, if any, on which (i) the relevant information becomes available to the public or is made available to you from a source which is not bound by an obligation of confidentiality to the Company, its subsidiaries, affiliates or associates, or (ii) you are required to disclose such information by any court or governmental or regulatory authority of competent jurisdiction (in which case you shall be entitled to disclose or make use of such information only to the extent you are so required).

(c)    Non-Solicitation. You shall not, without the specific prior written consent of the Company, during the Term and for a period of two years after the Date of Termination, either on your own behalf or on behalf of, or in partnership, jointly or in conjunction with, any other person, solicit the services of or entice away any person employed by or otherwise providing services to the Company or its subsidiaries on a full-time or part-time basis or solicit any customers, clients or suppliers of the Company or its subsidiaries to transfer any business from the Company or its subsidiaries to any other person.

(d)    Non-Competition. For so long as you remain employed hereunder and for a period of two years following the Date of Termination, you shall not, either individually or in partnership or jointly or in conjunction with any other person, as principal, agent, shareholder or in any other capacity whatsoever, carry on or be engaged in or concerned with or have any ownership or other interest in, or advise, lend money to, guarantee the debts or obligations of, or permit your name or any part thereof to be used or employed by or associated with, any business or activities that are competitive with the business of the Company and its subsidiaries; provided that nothing contained herein shall prevent you from owning not more than 5% of any publicly traded class of shares of any company or from acting in any capacity on behalf of the Company or any of its subsidiaries. The Company acknowledges that you currently own approximately 609,000 shares of common stock of SITEL Corporation.

(e)    Return of Materials. All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and other data (including financial and other information) pertaining to the Company or its subsidiaries, affiliates or associates which may come into your possession or control shall at all times remain the property of the Company. Upon termination of your employment hereunder for any reason, you agree to immediately deliver to the Company all such property in your possession or directly or indirectly under your control. You agree not to make, for your personal or business use or that of any other party, reproductions or copies of any such property or other property of the Company or its subsidiaries, affiliates or associates.

8.	General

(a)    Any notice or other communication to be given in connection with this Agreement shall be in writing and may be given by personal delivery or facsimile transmission addressed to the recipient as follows:

(i)	if to you, at the address first set out above; and

(ii)	if to the Company, to the Chairman of the Board c/o ClientLogic Corporation, Two American Center, 3102 West End Avenue, Suite 1000, Nashville, TN 37203;

or such other address as may be designated by notice by either party to the other. Any notice or other communication given by personal delivery or facsimile shall be conclusively deemed to have been given on the day of actual delivery or transmission thereof.

(b)    No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party to be bound thereby. A waiver of any provision of this Agreement by either party shall not be construed as a waiver of a subsequent breach or failure of the same provision, or a waiver of any other provision.

(c)    This Agreement constitutes the entire agreement between the parties and supersedes all prior discussions, understandings and arrangements between the parties in respect thereof.

(d)    This Agreement shall enure to the benefit of and be binding upon your heirs, executors, administrators and legal personal representatives and the successors and assigns of the Company. This Agreement is personal to you and may not be assigned by you.

(e)    The invalidity or unenforceability of any provision or part of any provision of this Agreement shall not affect the validity or enforceability of any other provision or part thereof and any such invalid or unenforceable provision or part thereof shall be deemed to be severable, and no provision or part thereof shall be deemed dependent upon any other provision or part thereof unless expressly provided for herein.

(f)    You acknowledge that you (i) have had sufficient time to review and consider this Agreement thoroughly, (ii) have read and understand the terms of this Agreement and your obligations hereunder, (iii) have obtained independent legal advice concerning the interpretation and effect of this Agreement; and (iv) you have entered into this Agreement voluntarily and without any pressure.

(g)    This Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws.

If the foregoing is in accordance with your understanding, kindly confirm your acceptance and agreement by signing where indicated below and returning a signed copy of this letter agreement to the Company which will thereupon constitute a binding and enforceable agreement between us (this “Agreement”).

Yours very truly,

CLIENTLOGIC CORPORATION

by	/s/ Seth Mersky
Name: SETH M. MERSKY
Title: DIRECTOR

The foregoing offer is hereby accepted and agreed to by the undersigned in the City of Nashville on October 3, 2003.

SIGNED, SEALED & DELIVERED in the presence of:	/s/ David Garner
(seal)
Witness	David Garner